UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12
MAGMA DESIGN AUTOMATION, INC.
(Name of Registrant as Specified in its Charter)

SYNOPSYS, INC.
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Important Information

The following includes (i) a transcript of the conference call held by Synopsys, Inc. (“Synopsys”) on November 30, 2011 in which Synopsys’ entry into a definitive agreement with Magma Design Automation, Inc. (“Magma”) for the acquisition of Magma by Synopsys was discussed and (ii) templates for a letter and email about the proposed acquisition to be delivered by Synopsys to certain of its customers. Each of the foregoing are filed herewith pursuant to Rule 14a-12.

Additional Information and Where to Find It

Magma intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed acquisition. The definitive proxy statement will be sent or given to the stockholders of Magma and will contain important information about the proposed acquisition and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Magma with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Magma by contacting its Investor Relations department by mail at Magma Design Automation, Inc., 1650 Technology Drive, San Jose, CA 95110, Attn: Investor Relations Department, or by telephone at (408) 565-7500, or by going to Magma’s Investors page on its corporate web site at www.magma-da.com.

Participants in the Solicitation

Synopsys and Magma, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Magma’s stockholders in connection with the proposed acquisition. Information about Magma’s directors and executive officers is set forth in Magma’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on August 29, 2011, and its Annual Report on Form 10-K for the year ended May 1, 2011, which was filed with the SEC on July 15, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Magma by contacting its Investor Relations department by mail at Magma Design Automation, Inc., 1650 Technology Drive, San Jose, CA 95110, Attn: Investor Relations Department, or by telephone at (408) 565-7500, or by going to Magma’s Investors page on its corporate web site at www.magma-da.com. Information about Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on February 10, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 17, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Synopsys by contacting Investor Relations by mail at Synopsys, Inc., 700 East Middlefield Road, Mountain View, CA 94043, Attn: Investor Relations Department, or by going to Synopsys’ Investor Relations page on its corporate web site at www.synopsys.com. Additional information regarding the interests of Magma’s directors and officers who may be deemed to be participants in the solicitation of proxies in connection with the acquisition will be included in the proxy statement that Magma intends to file with the SEC.

Forward Looking Statements

These documents contain forward-looking statements, including those related to Synopsys’ proposed acquisition of Magma, the expected impact on Synopsys’ financial results, benefits of the proposed acquisition, and integration of Magma’s products and employees with those of Synopsys. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of the parties to consummate the acquisition in a timely manner or at all; the satisfaction of the conditions precedent to the closing of the acquisition, including the ability to secure regulatory approvals for the acquisition in a timely manner or at all, and approval of the acquisition by Magma’s stockholders; the possibility of litigation (including relating to the acquisition itself); the effect of the announcement of the acquisition on Synopsys and Magma’s respective businesses, including possible delays in customer orders; Synopsys’ ability to successfully operate or integrate Magma’s business and technologies with Synopsys’ own, including the potential loss of customers, key employees, partners or vendors, and uncertain customer demand and support obligations for new product offerings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Synopsys undertakes no obligation to update any forward-looking statements.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

Lisa Ewbank, VP Investor Relations

Aart de Geus, Chairman & CEO

Brian Beattie, CFO

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Lisa Ewbank

Good afternoon, everyone. With us on the call today are Aart de Geus, chairman and CEO of Synopsys, and Brian Beattie, chief financial officer.

Today’s conference call will include commentary regarding our Q4 and Fiscal 2011 results, and also the definitive agreement to acquire Magma Design Automation, both of which we announced this afternoon.

Before we begin, I’d like to remind everyone that during the course of this conference call, Synopsys will discuss forecasts and targets, and will make other forward-looking statements, regarding:

•	the Company and its financial results,

•	our expectations about the timing and likelihood of closing of the acquisition,

•	and about the potential benefits of the combination.

While these statements represent our best current judgment about future results and performance as of today, our actual results and performance are subject to many risks and uncertainties that could cause actual results to differ materially from what we expect. In addition to any risks that we highlight during this call, important factors that may affect our future results are described in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2011, our earnings release for the fourth quarter of fiscal year 2011, and our press release announcing the definitive agreement to acquire Magma, issued this afternoon.

All financial information to be discussed on this conference call, the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures, and supplemental financial information, can be found in the Current Report on Form 8-K that we filed today, our fourth quarter earnings release and our financial supplement. All of these items are currently available on our website at www.synopsys.com.

In addition, the information we discuss on this conference call related to our intent to acquire Magma is for informational purposes only. This information is not an offer to buy, or the solicitation of an offer to

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

sell, any securities. Magma intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the proposed transaction. Before making any voting or investment decision with respect to the acquisition, investors are urged to read Magma’s proxy statement and the other relevant materials when they become available because they will contain important information about the transaction.

With that, I’ll turn the call over to Aart de Geus.

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Aart de Geus

Good afternoon, and thank you for joining us. Today I’m happy to report first on our excellent Q4 and fiscal 2011 results, and our raised guidance for FY 2012. And second, on the signing of a definitive agreement to acquire Magma Design Automation, which we announced this afternoon.

Let me begin with our results. Our business in Q4 was strong, closing an outstanding overall FY11 and, most importantly, yielding an excellent position heading into FY12. Specifically, in Q4 we delivered revenue of $391 million, resulting in $1.536 billion for the fiscal year. This is 11% growth over FY10. With non-GAAP earnings per share of 45 cents in Q4, we delivered $1.80 for the year—above the target range we communicated at the beginning of fiscal 2011, and 13% growth over FY10. In the process we managed to a solid non-GAAP operating margin of 22.3% for the year, while generating $440 million in operating cash flow. Our three-year backlog grew to $2.5 billion, and we have more than 80% of next year’s planned revenue scheduled from current backlog. In summary, a strong year with double digit growth in both top and bottom line.

Looking forward to fiscal year 2012, we are raising our outlook. While we are conscious of the continued economic uncertainty, our good momentum and backlog support an objective of double digit non-GAAP EPS growth. We plan to achieve this goal on the basis of solid top line growth and improvement of our operating margin. Brian will give you more detail in just a minute.

Before moving to the business highlights, let me address today’s announcement that we have signed a definitive agreement to acquire Magma Design Automation. This acquisition is motivated by our customers’ need for further technology acceleration and productivity.

Indeed, today’s chip designs require customers to either deal with the very complex physics of advanced 28, 20, or even 14nm silicon, or squeeze the last bit of performance, power, and cost from designs at more mature nodes. Either way, the R&D and support demands to keep the state of the art moving

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

necessitate more invention and more investments. Bringing together the complementary technologies of Synopsys and Magma, as well as our R&D and support capabilities, will help us deliver advanced tools earlier, thus directly impacting our customers’ demand for increased design productivity. As you can understand, although we wanted to share our enthusiasm about this combination, we have limited ability to comment about our specific plans until the transaction is closed. Brian Beattie will address some of the financial terms in just a moment.

Looking at our business overall, we see our customers continue to drive design aggressively. Even in the context of the unsettled economy, we expect electronics to do relatively well as the main markets of mobile, cloud, and “smart-everything” remain quite vibrant. While the rate of growth in semiconductor revenue did slow in 2011, a good number of successful companies beat expectations and provided positive outlooks. Consumers have shown that they will prioritize the next mobile connected device over almost any other discretionary purchase. At the same time, these devices push the limits of performance and power efficiency, demanding state-of-the-art EDA and IP solutions.

Among our customers, the race for differentiation is very much on, which explains the rapid adoption of advanced design nodes, such as 28 and 20n In addition, the development of FinFETs, or vertical transistors, will bring further density and power consumption improvements, as well as additional requirements for leading-edge EDA solutions. In this context, EDA and third-party IP are crucial, and Synopsys is positioned well as the technology leader, offering comprehensive and best-in-class solutions from system design, to chip, to manufacturing.

Let me provide some highlights, beginning with Core EDA. Today, Synopsys enables the most advanced production designs in the world. For example, major customers such as ST Microelectronics and Samsung have already taped out their first 20nm test chips with our Galaxy implementation flow. In Q4 we announced yet another major technology advance – the integration of our cornerstone IC Compiler solution with Custom Designer. Even though the product was just introduced, ST Microelectronics has already reported that it reduced its final layout preparation time by 25% compared to its previous flow.

With the move to still smaller geometries, the bridge to manufacturing is increasingly critical to achieving acceptable yields in chip production. With our Yield Explorer tool, designers are now able to identify and correct areas in their design which affect manufacturability. This can directly impact our customers’ profitability. In Q4 another highly influential top-10 fabless company chose our solution.

Synopsys is also the technology leader in FinFET support, with tools throughout the flow. Our popular TCAD solution is where 3D transistor design begins. It simulates transistors at the near-molecular level,

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

and is being used today by nearly every leading semiconductor manufacturer, as well as many fab-light companies.

The move to smaller geometries brings more high-value chip functionality, but the huge number of transistors on the chip also requires a tremendous amount of verification. In analog simulation, we are seeing good momentum, as speed and ease-of-use enhancements are enabling us to win important benchmarks and business. LG Electronics, for example, selected Synopsys after we delivered a 10X acceleration over previous solutions.

In digital, customers continue to depend on our flagship VCS product for their most advanced designs. VCS had a solid year and is poised well for FY12, especially in all the advanced nodes and for complex chips such as CPUs, graphics cores, and sophisticated networking chips.

Our new optical products did very well in 2011, and we expect continued growth in 2012. While a small part of our overall business, its performance illustrates the importance of simulation even beyond the electronics space.

Now turning to IP and Systems, which performed very well in 2011 and contributed 23% of total revenue. At the systems level, we successfully integrated a broad set of virtual platform technologies and acquisitions into a single offering: Virtualizer. Software development has become a large part of most chip-design projects, and virtual platforms are of high value because they accelerate delivery of software by six-to-nine months. Another tool aimed at speeding software development and system validation is FPGA-based prototyping. Our HAPS solution has successfully demonstrated its effectiveness, and demand has been very good.

The other great source of productivity for our customers is Synopsys IP. As the complexity of IP blocks grows and external economic pressures continue, customers are increasingly re-evaluating make-versus-buy decisions, with more and more IP being outsourced. We estimate that well under half of IP is outsourced thus far, creating a substantial opportunity for Synopsys. During the year we announced more than 40 design wins across more than 30 customers for our USB 3.0 products. We had our largest year ever in PCI Express controllers, DDR and HDMI. And for the second year in a row, we received TSMC’s Interface “IP Partner of the Year” award. In FY11 we delivered excellent revenue growth and improved profitability. Looking forward, we anticipate continued growth in this area as we further broaden our IP portfolio, and as customers are already ordering IP for the more advanced nodes.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

In conclusion, we finished Fiscal 2011 strongly in terms of top line, bottom line, backlog, technology, and customer relationships. Our predictable business model provides stability, and supports continued investment, even in the face of the stormy economic situation. We are confident in our ability to deliver healthy results for the fiscal year, and are setting an objective for double digit non-GAAP EPS growth for FY12. I’ll now turn the call over to Brian Beattie.

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Brian Beattie

Thanks, Aart. Good afternoon everyone. In my comments today I will summarize our financial results for the quarter and fiscal year, provide you with our 2012 guidance for Q1 and the full year, and provide some financial details of the Magma transaction. As a reminder, I’ll be discussing certain GAAP and non-GAAP measures of our financial performance. We have provided reconciliations and explanations in the press release, 8-K and financial supplement posted on our website. In my discussions, all of my comparisons will be year-over-year unless I specify otherwise.

As Aart mentioned, Synopsys delivered a very solid fourth quarter, wrapping up an outstanding year. FY11 financial results were highlighted by strong business levels, double-digit growth in both revenue and non-GAAP earnings, and considerable free cash flow generation. Let me now provide some additional detail on our financials.

Q4 total revenue increased 4 percent to $391 million and annual revenue grew 11 percent to $1.536 billion. Our IP and Systems products continued their momentum and achieved double-digit revenue growth in Q4 and the year. One customer accounted for slightly more than 10 percent of Q4 and fiscal year revenue. Greater than 90 percent of Q4 revenue came from beginning-of-quarter backlog while upfront revenue was 5 percent of total for Q4 and 6 percent for all of FY11. This is well within our target range of less than 10 percent upfront.

The average length of our renewable customer license commitments for the quarter and for the fiscal year was about 2.7 years. We currently expect average duration in fiscal 2012 to be between 2.7 and 2.9 years, as we’re seeing some customers refine their contract durations to match their particular design cycles.

Three-year backlog increased to $2.5 billion from $2.4 billion, with a book-to-bill slightly greater than one. Finally, we have greater than 80 percent of our target fiscal 2012 revenue in hand for the coming year and more than 90 percent for the coming quarter.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

Turning to expenses, Q4 total GAAP costs and expenses were $334 million, which included $17 million of amortization of intangible assets and $15 million of stock-based compensation. For the year, total GAAP costs and expenses were $1.323 billion, which included $69 million of amortization of intangible assets and $56 million of stock-based compensation.

Q4 total non-GAAP costs and expenses were $305 million, within our target range. For the full year, total non-GAAP costs and expenses were $1.193 billion, an expected increase due mainly to our acquisitions, along with some year-over-year cost pressures such as employee compensation, the variable compensation impact that resulted from strong orders, and other key financial metrics.

Non-GAAP operating margin was 22 percent for the quarter and 22.3 percent for the full year. For all of FY12, we expect non-GAAP operating margin to increase over FY11 levels.

Turning now to earnings, GAAP earnings per share were 27 cents for the quarter and $1.47 for the year, compared to $1.56 for all of 2010. Q4 non-GAAP earnings per share increased 15 percent to 45 cents and full year non-GAAP earnings grew 13 percent to $1.80. FY11 growth was driven primarily by top-line growth and a lower effective tax rate, and to a lesser extent reduced share count.

Q4 non-GAAP tax rate was 24 percent, within our guidance range. For the full year, our tax rate declined to 22 percent, due primarily to the reenactment of the federal R&D tax credit for fiscal years 2010 and 2011, which resulted in certain one-time tax benefits in fiscal 2011. For modeling purposes, we think that a non-GAAP tax rate between 25 and 26 percent is a reasonable estimate for fiscal 2012.

Now turning to our cash and balance sheet items. Our balance sheet remains strong with $1 billion in cash and short-term investments. Of our total cash balance, 23 percent is onshore and 77 percent is offshore. Of course our U.S. balance reflects our share repurchase program and two small acquisitions during the year – both funded with U.S. cash.

We generated $73 million in cash from operations in Q4 and $440 million for all of fiscal 2011. At this time we’re targeting operating cash flow of approximately $300 million in FY12. As we reiterated at our New York investor meeting last quarter, operating cash flow tends to be lumpy from year to year, which is why we believe it is important to focus on multi-year averages. For the three-year period ended in FY11 annual operating cash flow was on average, about $340 million. We expect our operating cash flow quarterly profile to be similar to last year, with a net operating cash outflow during the first quarter of fiscal 2012, due primarily to the timing of our prior year annual incentive compensation payments.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

Continuing on with our cash and balance sheet items. Capital expenditures were $15 million for the quarter and $57 million for the year. For fiscal 2012 we expect capital spending of approximately $50 million.

During the quarter, we purchased 1 million shares of Synopsys stock in the open market for $25 million and also entered into an accelerated share repurchase agreement, or ASR, for $75 million. Under this agreement, we received 1.7 million shares in Q4 and expect to receive the balance of approximately 1.1 million shares in Q1 when the ASR is completed. For all of fiscal 2011 we were aggressive with our balance sheet and spent $435 million repurchasing 15.1 million shares, buying back four times as many shares as we granted during the year. We have approximately $313 million remaining on our current share repurchase authorization. When factoring in cash generated from options exercised during the year, we spent a net $299 million on repurchases. FY11 fully diluted share count declined 1.5 million to 150 million shares and more importantly, Q4 share count declined 5.6 million year-over-year to 146.4 million, as a result of our share repurchases.

Continuing on with balance sheet items. Q4 net accounts receivable totaled $203 million and DSO was 45 days, reflecting the high quality of our AR portfolio. Deferred revenue at the end of the quarter was $760 million, and we ended Q4 with approximately 6,800 employees. While we have selectively grown our headcount primarily through acquisitions, we continue to have about a third of our total employees in low-cost geographies.

We also renewed our credit facility in Q4 for $350 million. This revolver, which may also be increased by an additional $150 million, provides excellent flexibility in supporting our business operations.

Now to some of the financial details of the Magma transaction. The value of the transaction is approximately $507 million, net of cash and debt acquired, or $7.35 per Magma share, which we intend to fund using a combination of U.S. cash and debt – the specifics of which will be determined as we approach the close. Subject to Hart Scott Rodino regulatory review and other customary closing conditions, including Magma shareholder approval, we expect the transaction to close in the second calendar quarter of 2012. Given the timing of the anticipated close, we expect the combination to be modestly accretive to 2012 non-GAAP earnings per share. We will update 2012 guidance at the time of close.

Now let’s address our first quarter and fiscal 2012 guidance, which excludes Magma and any future M&A. Our GAAP targets also exclude any future acquisition-related expenses that may be incurred in

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

Q1 and beyond. Similar to what we saw in fiscal 2007, we have an extra week in fiscal 2012 that occurs in the first quarter.

For the first quarter of FY12, our targets are:

•	Revenue between $412 and $420 million;

•	Total GAAP costs and expenses between $340 and $357 million, which includes approximately $16 million of stock-based compensation expense;

•	Total non-GAAP costs and expenses between $310 and $320 million;

•	Other income and expense between $0 and $2 million;

•	A non-GAAP tax rate between 24 and 25 percent;

•	Outstanding shares between 145 and 149 million;

•	GAAP earnings of $0.33 to $0.38 per share; and

•	Non-GAAP earnings of $0.51 to $0.53 per share.

•	We expect greater than 90 percent of the quarter’s revenue to come from backlog.

Now our Fiscal 2012 outlook:

•	Based on what we know now, we expect revenue between $1.64 and $1.665 billion, a growth rate of approximately 7 to 8 percent;

•	Other income and expense between $0 and $4 million;

•	A non-GAAP tax rate between 25 and 26 percent;

•	Outstanding shares between 145 and 149 million;

•	GAAP earnings per share between $1.28 and $1.44, which includes the impact of approximately $61 million in stock-based compensation expense;

•	Non-GAAP earnings per share of $1.93 to $1.99; and

•	Cash flow from operations of approximately $300 million.

Finally, to help you with your modeling let me provide some brief commentary on our 2012 quarterly revenue and expense profile. At this time, revenue in the first half is expected to be higher than the second half, reflecting the extra week in Q1, which contributes about $25 million to revenue.

We expect Q2 revenue to be similar to Q1, reflecting timing of certain deals, deliverables and consulting milestones, and second half revenue to be evenly distributed between Q3 and Q4. At this time, we expect Q1 expenses to be higher than what is typical of our business due to the extra week, a sequential decrease

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

in Q2, and Q3 moderately below a traditionally higher Q4. As a result, we expect Q2 to be the highest quarter for non-GAAP earnings per share, with Q3 and Q4 roughly equal – again, due to the timing of revenue.

In summary, we’re very pleased with our exceptional fourth quarter and fiscal 2011 results, highlighted by top- and bottom-line growth and strong cash flow generation. We look forward to another year of solid business execution. With that, I’ll turn it over to Lisa for a word before we turn it over for questions.

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Lisa Ewbank

Thank you, Brian. We know there will be a lot of questions today, so to help us accommodate everyone we’d like to ask a favor and request that you try to focus on one or two questions at first. And then we’ll, of course, come back around after we give everyone a chance, to ask additional questions.

Thank you very much. And I’d like to turn it over to the operator.

Q&A

Operator

Thank you. [Operator Instructions] Our first question will come from the line of Rich Valera with Needham & Company. Please go ahead.

<Q—Richard Valera>: Thank you. Good afternoon. I guess to start right off on the acquisition. Aart, with all due respect in your comments you suggested that Magma’s complementary to you guys but it – most people would suggest I think that they have quite a bit of overlap with your core businesses. So, just wondering how you think about how much overlap there is there. How much do you see as not overlapping? And do you sort of have deal with that potentially from a regulatory perspective? Thanks.

<A—Aart de Geus>: Well, as you know EDA is a very competitive field with constant innovation and many tools with many different capabilities and often catering to different sub-segments of the market. Simultaneously, as I highlighted in my preamble, what we’re seeing right now – and when I mean right now I’m really meaning the last 18 months or so, is just a tremendous acceleration of technology demand. And I think it’s partially due to the fact that there is so much opportunity in some of the mobile devices that demand really state-of-the-art technology that the advances needed to just keep with what the customers need will require a substantial R&D investment and also a substantial technical support. And so, it’s in that context that there’s no question that we will be able jointly much better support the customer, and as a matter of fact we have already gotten a wave of very positive feedback from the customers that we’ve spoken to.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

<Q—Richard Valera>: Great. And just to follow up on that. Have you done any sort of preliminary antitrust analysis? Do you have any feel for how this might be viewed? Obviously, Magma is much smaller in scale than the other three big players, which I think would be something in your favor, but still a lot of overlap. Do you have any initial feel for that, anything you can share with us?

<A—Aart de Geus>: Well, of course, I cannot go into any of the details. But we understand perfectly the process of going through the governmental steps. And, of course, we do our homework beforehand very carefully. But in that context we will engage with the government on these issues as we have done in the past and are confident in the outcome.

<Q—Richard Valera>: Great. And just one quick one, if I could, for Brian. When you talk about being somewhat accretive – or modestly accretive in fiscal ‘12, does that include the expected loss of deferred revenue from Magma?

<A—Brian Beattie>: It does, Rich. Yeah.

<Q—Richard Valera>: Okay. Perfect. Thank you.

<A—Brian Beattie>: You’re welcome.

Operator

Thank you. Our next question will come from the line of Raj Seth with Cowen and Company.

<Q—Raj Seth>: Hi. Thanks very much. Aart, if I could follow up on Rich’s line of questioning just a bit. And congratulations. I actually think it’s quite a good deal. Is your plan – to the extent that you can discuss it at all, is your plan to keep two platforms in digital, your Galaxy platform and Talus where there is overlap? Or would you anticipate over some time taking the best of both worlds and creating a new optimized flow for some of the leading-edge customers that you’ve talked about?

<A—Aart de Geus>: Good question, and as you understand, we cannot comment about specific plans, partially because these plans can only be finalized and developed once we have closed the deal. But there are two fundamental principles that we follow. And the first principle is a very, very important one, which is do not disrupt the customer. In both our values and here our business thinking, it is very clear customers absolutely rely on us for chips that are vital to their success. And we will continue to support them being successful through all of those chips. Simultaneously, in the long term we are – actually in the short term, we also follow the principle of understanding where the most rapid developments in technology are needed. And as mentioned earlier, the race is very much on in technology. And so long term we will obviously deliver more precise road maps once this is closed, but long term we absolutely have to lead the state of the art. This is important for not just the EDA industry, it is important for the semiconductor industry and there are a lot of opportunities there. So we have a lot of work ahead of us here.

<Q—Raj Seth>: Yeah. I mean given that both these flows are somewhat integrated, you mentioned a lot of work. How long do you think it takes to resolve these kinds of issues in the customer base, not withstanding your commentary on not wanting to disrupt them? Is this something that you would anticipate in this domain that takes – I don’t know, a year, 18 months? Or is this something that even takes longer? And then I’m just curious as it relates to the attractiveness of Magma, they have had some success certainly in FineSim and some of the other simulation products they have. Was there, aside from the obvious advantages of taking some of the Talus stuff and some of

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

those customers under your wing, was there something particular in the product set that was – or has become more attractive to you in the – recently that helped drive your decision to do this now?

<A—Aart de Geus>: So obviously, I cannot comment about specific products at this point in time, but what is clear – and I want to emphasize that, when you say, how long will it take for customers to know, they should know immediately. We will support them, it’s that simple. We care first and foremost about their success with whichever tools they use and we will continue to do that as much as we possibly can until they tape out successfully and probably long beyond that. At the same time, road maps are actually almost a misnomer because the road keeps changing very rapidly in our field. And so I think we have an opportunity here to think through what are the things that in the long term will have the biggest impacts on our customers and we have such a large number of requests and demands from the customers right now that I’m not worried at all that we will not be able to really make a difference for the customers soon after we close the transaction.

<Q—Raj Seth>: Right. And just a quick one for Brian. Brian, in your accretion commentary, are you assuming some meaningful cost reductions out of the combination? You mentioned to Rich that deferred was accommodated in that commentary. Are you – do you have a number in terms of the channel costs or anything else that come out that you’re assuming?

<A—Brian Beattie>: Well, I think these are all the – the forms of the details are going to be worked out as we work through the regulatory approvals over the next little while. But certainly as we look at the company, I think there’s certain levels of synergies you might expect to come through. So as we see that plus the revenues, we see the deal as modestly accretive in FY ‘12 assuming that it can close in the second quarter – calendar quarter of next year.

<Q—Raj Seth>: Right. Congratulations again. Thanks.

<A—Brian Beattie>: Thank you.

<A—Aart de Geus>: Thank you.

Operator

Thank you. Our next question comes from the line of Sterling Auty with JPMorgan.

<Q—Sterling Auty>: Yeah. Thanks. Hi, guys. I want to keep beating a dead horse here. In terms of the regulatory environment that we’re in, it feels like you’ve got number one buying number four. We see this in a much larger case that’s out there. When I look specifically at SPICE simulators and even the strong combined market share on digital place and route, what is it that gave you the confidence that you felt that you could move forward and get a transaction like this done?

<A—Aart de Geus>: Yeah. You’re beating, indeed, a dead horse. We won’t go much deeper in this area. But we did very good due diligence on these areas. We have seen that it’s an extremely competitive landscape with actually many more players than what you’re mentioning. And so our sense right now is that we’re on a good track, but we will follow the rules and work with the HSR authorities to make this the right thing.

<Q—Sterling Auty>: So LAVA moved over to subscription basically about the same time that Cadence did. So thinking about how the combined financials will look, Brian, are you anticipating of having like a non-GAAP revenue where you’re actually going to add back the deferred revenue that’s written down and that’s part of the accretion that we’re talking about?

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

<A—Brian Beattie>: No, Sterling. We typically don’t do that. In the case – if you look at Magma’s financials, there was just approximately $20 million of deferred revenue backlog. So relative to the entire size of the company, it’s not that significant. So again, people know what the amount is, we typically do not adjust for that. I think the results will be pretty visible as we complete the transaction and we’ll build that into the guidance as the deal closes and we’ll update our outlook for 2012 at that point.

<Q—Sterling Auty>: All right, great. And last question, just on the core business. You’re finishing up a strong year, you had the shortened contract durations; you made some commentary there. Just as you look at the macro environment and some of the comments coming out of semis, do you think that the contract durations that you’ve included are short enough? Could we actually go to an even shorter level as we move into 2012? Or does it just not make economic sense for them to go much shorter?

<A—Aart de Geus>: Actually, I’m in the second camp. I don’t think that it’s going to be much shorter. It’s possible that people want to go a little bit shorter if they feel a high degree of uncertainty of the overall markets around us, and you know more about it than I do. But we all observe the – our screens being red one day and green the next based on effects that have really nothing to do with the semiconductor industry, but obviously there’s a certain degree of nervousness overall.

Having said that, it is precisely the model that we have and the really strong backlog, and relatively speaking, very long commitments that we have that gives us the ability to weather any storm very well. And it is particularly positive to be able to move forward on this transaction at a time where our own results for the year were good, our outlook is very solid, and as you have heard, we have a very large portion of our FY ‘12 business already scheduled in hand. And so, in that sense, no matter what, I think there are few companies that have the degree of stability and solidity that we have in light of the degree of uncertainness and question marks around it.

<Q—Sterling Auty>: All right. Great. Thank you.

<A—Aart de Geus>: Thank you.

Operator

Our next question comes from the line of Paul Thomas with Bank of America Merrill Lynch. Your line is open.

<Q—Paul B. Thomas>: Good afternoon. Thanks for taking my question. I guess if we look at the guidance – the full year guidance for Synopsys, stand alone, you’re in the 7% to 8% range and if we take out the extra week, you’d be a little bit below that. And if, Aart, we look back to your previous commentary about what you’d expect from a normal year for core and System and IP growth, it seems like you might be in line with that or a little bit less than that. And so, I just wanted to get your sense of – do you think that this year is starting out as a little bit below what you might expect for a normal year? Or are you just being conservative at this point?

<A—Aart de Geus>: Well, I think we may have the reputation that we’re conservative and we tend to deliver well on commitments, let’s say, but at the same time – no, my sense is not that we’re starting off particularly weak. On the contrary, I think that as a company we feel that we have good momentuBut not to beat another dead horse, which is the economy around us, there’s clearly a certain degree of uncertainty about what may happen. And not that that necessarily changes the actual outcome on markets, but it does change a little bit the caution that customers will display. And so in that context, we actually feel that we’re doing quite well.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

Now maybe digging slightly deeper in your question, a different angle, which is we’ve said before that the growth in core EDA is less high than some of the new areas that we’re growing in and so, for example, if you look at the IP area, we are clearly doing very well there. And some years will feel a bit more core EDA than expected. Some years we’ll see a little bit more IP than expected. But in aggregate, we felt comfortable enough that without any M&A, we are right now setting an objective of double-digit non-GAAP EPS growth. And that is definitely more aggressive than what we did last year, even if we delivered more than what we had promised.

<Q—Paul B. Thomas>: Okay. Thank you very much.

<A—Aart de Geus>: You’re welcome, Paul.

Operator

Thank you. Next we go to the line of Tom Diffely with D. A. Davidson.

<Q—Tom Diffely>: Yeah. Good afternoon. Just one question on LAVA. Is there a breakup fee and No-shop or Go-shop provision at all?

<A—Brian Beattie>: Yeah. There’s – included in the definitive agreement, which we signed this afternoon, is a standard breakup fee of 3.25%. That’s about $17 million of the value. There’s also a reverse breakup fee of $30 million that we would pay Magma. So it works on both sides of the agreement and you’ll see all the details in the definitive agreement.

<Q—Tom Diffely>: Okay. And who are the advisors on this one?

<A—Aart de Geus>: Well, on our side we did not use external advisors. We had, of course, a number of legal counsel, specifically Dewey & LeBoeuOn the Magma side, you can ask them, but they used Qatalyst.

<Q—Tom Diffely>: Okay. And then, Aart, did something happen with the business just as far as normal seasonality?

Usually fourth quarters are quite strong. And it seems like the last couple years, it’s become a lot more evenly split through the year.

<A—Aart de Geus>: Oh, yes. And there’s a good reason for that. It is because these are the benefits of much more ratable businesses. You have the very natural and good objective setting and human behavior that at the end of the year, you really want to close all the deals that you’ve been working on. And so, therefore, there tends to be always somewhat of a push in any business, ratable or not, in that context. But from a utilization of tools and from a revenue recognition point of view, the two things reflect each other now very well. And so in that sense, this is the part of the positive outcome of having moved to a much more ratable business model.

Now there’s a small percentage of this that is not completely ratable because it tends to be attached to either specific milestones or IP delivery, and with IP growing, you will see a slight increase there. At the same time, though, there’s a certain base of IP business that keeps happening every quarter. So even there, you don’t see all that much fluctuation.

And given that people really buy IP when they need it, meaning when they have projects, there’s not like over-purchasing massively occurring there.

And so it’s in that sense also a fairly predictable revenue streaSo I think we have a very balanced model that is well-suited for multi-year technical and support investments, which is what our customers care about.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

<A—Brian Beattie>: And maybe I’d just add with the transparency, of course, in that we have the visibility using $2.5 billion of backlog that we profile out over the next three years, we have that greater than 80% of the full year already booked. And that profile, as you know, we split that by customer, we split the cash flows by customer by quarter. So we can really get an excellent level of visibility and that’s what you see relative to the quarterly profiles. We just wanted to give you all of the transparencies on the Quarter 1, Quarter 2 shifts, Quarter 3 and 4 for the year. So no surprises during the year and we’re committed to delivering on that.

<Q—Tom Diffely>: Okay. And then, Brian, I didn’t hear, did you mention anything about the Go-Shop provision?

<A—Brian Beattie>: No, I did not. No.

<Q—Tom Diffely>: So there’s nothing in there right now?

<A—Brian Beattie>: No.

<Q—Tom Diffely>: Okay. And then I was curious. With your book-to-bill being around one for the year, do acquisitions impact that in either direction?

<A—Aart de Geus>: Are you talking about the past year?

<Q—Tom Diffely>: Yeah, for 20.

<A—Aart de Geus>: Yeah, of course, because we have done many acquisitions over the years. They layer in over time. Once a company gets acquired, of course, gradually – actually reasonably fast, the revenue becomes indistinguishable of the other revenue. And so, if some of you had the opportunity to attend our investor presentation in New York a couple months ago, I tried to explain that the way we grow is really through a combination of investing in new technology ourselves as well as acquiring technology. And so, all these things are part of a business model that has been honed over many years and is working well for us.

<Q—Tom Diffely>: Okay. I was just kind of curious if the book-to-bill would have been close to one even without acquisitions?

<A—Brian Beattie>: Yeah. It’s really not a big factor at all. If you looked at the acquisitions, the largest we did in the fourth quarter of last year – of 2010, I should say. And the impact relative to bookings level is new deals get booked as they were. The backlog comes over as it were. And then the revenue, as you know, gets a bit of a revenue haircut due to some of the deferred revenues that were on the balance sheet. And then that folds in over the year. So again, just relative to our total business, it’s really an insignificant impact on the book-to-bill.

<Q—Tom Diffely>: Okay. And then finally, when you look at the $300 million projected for cash flow next year, what is the projected onshore/offshore mix of that?

<A—Brian Beattie>: Well, we have our certain balance right now of 23%, 77% of our billion dollars in cash. As we go forward on operating cash flow, it’s split about 50/50 of onshore and offshore cash.

<Q—Tom Diffely>: Okay. Thank you.

<A—Brian Beattie>: Okay.

Operator

Thank you. Our next question is from Mahesh Sanganeria with RBC Capital Markets.

<Q—Mahesh Sanganeria>: Thank you. Again, congratulations on the acquisition.

<A—Aart de Geus>: Thank you.

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

<Q—Mahesh Sanganeria>: Assuming that most of this – the revenue from Magma side will come from place and route, can you refresh us on the marketplace in terms of what are the market shares and what are the features of different products? And how will combining your product with Magma – does that gives you a pricing advantage with a less number of players in the market?

<A—Aart de Geus>: Well, the place in our market is extremely competitive with many players. And moreover, most of the players have multiple place and route systems. We ourselves have I think four routers or something like that. And so, all of these things tend to end up being quickly specialized in multiple dimensions, be it detail route, be it block route, be it top tier routing or top-level routing. And then even there, there are specializations for different end markets.

And so, there’s really a plethora of technology and the very fact that customers at times have a hard time knowing what are the strengths and weaknesses of each of the customers makes it impossible for me to go into detail here. But suffice to say this is an area that sees continual evolution and innovation and new entrants and quite a large number of players.

And I think our challenge is going to be to just live up to the expectations of the customers that we have. And we have done well and it’s never been an easy journey.

<Q—Mahesh Sanganeria>: But does having a bigger pie – does that help you in terms of pricing going forward?

<A—Aart de Geus>: No, I don’t think so. Fundamentally, this is an extremely competitive market. I know that many of you have asked pricing questions for many years. The reality is that most of the pricing question is actually answered in a very different area, which is the content. Meaning that the rate of change of what customers get for the same dollar is astronomically high, meaning we deliver really a large number – large amount of value and continually changing value.

Now at times we try to explain that to the customer and they say, yeah and so do we, meaning that they too, for the same size chips, get about the same amount of money while delivering dramatically new capabilities. That’s the nature of high tech, and so, I think that none of these things are won or lost on pricing; they’re won or lost on the basis of driving technology forward and being really there for the customer when they need you in support. And that is really what we’re focusing on in how we build Synopsys.

<Q—Mahesh Sanganeria>: And one last question, Brian. How should we think about in terms of your cash requirement to – right now you have – it’s about $230 million on shore. How much do you need to run the business? I would think that the remaining you’ll have to issue a debt, is that a right way to think about?

<A—Brian Beattie>: Well, what we’ve covered today as well is the renewal of our line of credit facility with very attractive rates, just renewing what we had in place earlier and that’s up to $350 million. So, as we look forward, we’ll have more details of this as we complete all the acquisition-related activities over the next six months. It’s also, of course, a period where we will generate additional cash for the business and at that point we’ll be determining to what extent do we use a relatively low-cost line of credit plus our U.S. cash that we’ve got available. And as many transaction you have on a global basis, you do sometimes have to put your IP into some of the other jurisdictions, and that also requires in some ways some of the offshore cash. So, a lot of details to be worked through, but again we’re in very good shape relative to the cash and the cash availabilities. We do not have any use of our line of credit

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

already and we’re in full compliance with all the covenants built into those agreements as well. So, we’re in very good shape.

<Q—Mahesh Sanganeria>: Thank you.

Operator

Thank you. [Operator Instructions] We’ll go now to the line of Jay Vleeschhouwer with Griffin Securities.

<Q—Jay Vleeschhouwer>: Yeah. Thanks. Good afternoon. Aart, I’d like to ask if there’s anything instructive from your experience with the Avanti acquisition a decade ago for what might occur with the Magma acquisition. What I mean is, you bought then a company that was barely overlapping with Synopsys but it took you a number of years longer to fully benefit from the integration of their complementary technology. And so, again, the question is do you think that there’s anything that is instructive from that experience that you may be able to apply to LAVA?

<A—Aart de Geus>: Yes. Actually a very interesting question. We pride our self of being a learning company and one can argue how good we are at that, but there’s no question that – not just the Avanti acquisition, but a number of others, each one of those have taught us new facets. I think it’s important to start one of the fundamental principles back to it is all about the customer. And so, no matter what we think about our plans and directions and technology, the first thing to do is to make sure that the customers are successful during this.

Secondly, you’re right that sometimes how one integrates or how one leverages new technologies or how one invents new things is very much a function of how one executes. And, of course, we’ve learned many management lessons on how to do that better, how to set the objectives aggressively while at the same time not short-shifting the support of the existing customer. And so, I think we will be able to execute more rapidly than in the past.

But at the same time I think it’s also clear that the external landscape has evolved significantly since the middle of the last decade. And so, it will be very important to involve customers in helping us set some of the key priorities because we are getting so much feedback of them wanting us to do even more than what we’re doing today. So, it’s another learning experience, I guess, but we definitely benefit from the teachings of the past.

<Q—Jay Vleeschhouwer>: Could you comment on how LAVA helps you with your adjacencies strategy, particularly in the area of system level design or anything else you may care to mention?

<A—Aart de Geus>: Well, of course, there are many adjacencies and each one of these technologies has some key angles that are very valuable. Maybe highlighting one, which is the whole custom Analog/Mixed-Signal domain is one where an enormous amount of invention actually is needed – or maybe innovation is a better word, because it is clear that not only has Analog/Mixed-Signal design not lived up to the same rate of productivity increase, it is, in addition, if I can use the term harassed by the physics of small dimensions in a fashion that’s actually tougher than on some of the design side – of the digital sides.

And so, I think there are areas here that can be exciting for us going forward, but this is all looking into the future at a time where we don’t have specific plans ready yet and so we’ll communicate when we’re ready. But the space around us is still very, very big.

<Q—Jay Vleeschhouwer>: Thanks. And just a market follow-up and then one quick one for Brian. At the analyst meeting John mentioned that by your estimation about a tenth of the typical cost of an IC or semi project is comprised of EDA tools. And I don’t know if that was a specific or limited-case example you were giving, but could

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

you comment on that ratio particularly in the context of all the technology and market pressures you referred to, if there’s a possibility that, that proportion, that one-tenth share that you mentioned might possibly go up?

<A—Aart de Geus>: Maybe I should take care of that question, Jay, if you don’t mind. The challenge with these statements, of course, is they’re always directionally very correct and the – they are – the second decimal point is always very suspect in terms of putting exact numbers. What is clear though, and we are seeing this with our customer engagement, is that the depth of the engagement is becoming very different then just three or four years ago. And the reason for that is simple, which is A) the customers on the outside feel very much the pressure of have markets that are increasingly a little bit winner takes all and are very fast. And so, you cannot miss the tape out ball.

Secondly, is that what they are attempting to do on these chips is complex in every dimension you can thing about, and by the way the EDA tools – the they were the ease of use as much as a positive, is continually in conflict with the necessity to be incredibly capable from a technology point of view i.e. a another way of saying is they’re not that so very – that easy to use. With other words your support is slowly becoming much more than support. It is absolutely being a member of the design team and, I think, it’s much more collaboration than anything else. Therefore, the conclusion has to be that customers that start to appreciate what we actually can do to help them differentiate rather than just be part of their cost equation will do much better. And we definitely have evidence of that with a number of customers where we’ll take some pride in their success because we know it was done together and it’s that differentiation. And the moment one moves more into the space of helping customers differentiate rather than just be part of their cost equation, which by definition is always under pressure, I think we have a good opportunity. And I think this applies to the entire EDA industry not just to Synopsys and that’s maybe the reason you hear all in all reasonably good results from all the participants in our industry.

<Q—Jay Vleeschhouwer>: Okay. Just a last one then for Brian. Could you comment on the degree of operating margin improvement in the IP business in fiscal ‘11? And could you perhaps talk about the extent of improvement you might see in fiscal ‘12 in IP?

<A—Brian Beattie>: Yeah. We don’t break out all the details down to the margin levels. As you can see from the revenue growth in IP and Systems, as a result of the acquisitions and our organic growth, we grew by 75% on the top line and along with that came a very nice improvement in the operating margins for that business as well. And again, that is what we’re counting on to continue in 2012 as we’ve committed to expand our operating margins in the year. And again, we have long term targets we’re continuing to work towards, but again, a nice improvement in 2012 compared to where we are at the end of ‘11.

<Q—Jay Vleeschhouwer>: Great. Thank you.

Operator

Thank you. And speakers we have about three minutes left until the top of the hour. And we’ll go to a follow-up question with Sterling Auty with JPMorgan.

<Q—Sterling Auty>: Yeah, thanks. Brian, I wanted to drill into the idea you mentioned the $20 million of deferred revenue. So, Magma had about $300 million of backlog coming into this fiscal year, they had the July fiscal year. So, my question is this, if you go through the accounting on the merger, would it only be the deferred revenue write-down that you wouldn’t get a chance to put through the income statement? If they haven’t actually issued an invoice

Transcript of Synopsys Fourth Quarter Fiscal Year 2011 Earnings Conference Call

And Discussion of Definitive Agreement to Acquire Magma Design Automation

Wednesday, November 30, 2011

for let’s say an annual collection on a three-year deal as they’re paying once a year, does the – a big chunk of that backlog, is that still eligible to come through the income statement for the combined company?

<A—Brian Beattie>: Yeah. I can’t comment on the specifics of their business, but I’ll give you the update of how the accounting is done. And what happens is you do look at the deferred revenues at the point of closing the agreement and signing all of the final agreements after the shareholder vote. And then given it’s software accounting, there’s roughly a haircut between – in every deal we do, of 75% to 80% and that’s just based on the deferred revenues on the books at that point in time. The rest of backlogs and other contracts typically are able to be invoiced, collected and, again, reflect the commitments that are in place in the companies that we’ve acquired. So, that’s really the haircut you see; it’s just the deferred revenues at that point in time. All the rest is cash due; it’s revenues in the future and should contribute to the growth of the company.

<Q—Sterling Auty>: Okay. So, that’s the big difference in terms of you would think of a subscription combination as taking a massive haircut on the combined company, but based on what’s there it sounds like it’s a small haircut. So, that makes more sense. Aart, one question to you, Magma spent a lot of time and effort building out an analog platform just like yourself to compete with Cadence. As you looked at that platform, how fresh is that technology relative to Synopsys’ own efforts and how important was that in the combination?

<A—Aart de Geus>: Well, in general we cannot comment too much on the details of the product at this point in time. But this is on an area that is highly complementary. And as I mentioned earlier, the custom area is really in need for a lot of innovation. And so, I’m not worried that the capabilities that the companies offer cannot be leveraged in many different ways, and actually are badly needed in the market, frankly.

<Q—Sterling Auty>: All right. Thank you, guys.

<A—Brian Beattie>: Thank you.

Operator

Thank you, speakers. There are no further questions in queue.

Aart de Geus

Well, it’s almost perfect timing because it’s 3:00. So, thank you very much for attending this session. I understand, obviously, that with the acquisition, there are many questions, many that at this point in time we can’t answer until it’s closed. You understand that. I also want to make sure that, notwithstanding the excitement of M&A, the really big message here was that we did have a very strong ‘11. And, most importantly, the strength manifested itself in our ability to set more aggressive objectives for FY ‘12. And so, without M&A, I think we’re sharing a very strong outlook with you.

And it’s on to the next year. Thank you very much for your support during FY ‘11, and we hope to have further communication with you in what is now the new fiscal year. Thank you.

Operator

Thank you. Ladies and gentlemen, that does conclude our conference for today, and we do thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

Template of Letter to Certain Synopsys Customers

November 30, 2011

Dear Customer,

On November 30, 2011, Synopsys announced a definitive agreement to acquire Magma Design Automation to complement Synopsys’ technology portfolio and to accelerate the delivery of tools needed to meet ever-increasing technological requirements of our customers. While the transaction is subject to the approval of Magma shareholders, regulatory bodies and certain other customary closing conditions, we anticipate the closing to occur in the second calendar quarter of 2012.

Because of the rapidly accelerating complexity in semiconductor designs, our customers are asking for more new capabilities than ever before. This acquisition will allow us to meet those needs faster. Combining the technology, development, and support capabilities of both companies will allow us to rapidly develop high value solutions to cost-conscious semiconductor companies.

Until the acquisition closes, Magma and Synopsys will continue to conduct business as separate entities. For all Magma sales and support requirements, please continue to call on your current Magma contacts. Inquiries regarding Synopsys products should be directed to your Synopsys Account Manager. Once the acquisition closes, we will work quickly to integrate the two organizations to ensure uninterrupted support. Thank you for your business.

Regards,

Joseph W. Logan

Senior Vice President, Worldwide Sales

Synopsys, Inc.

Additional Information and Where to Find It

Magma intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of Magma and will contain important information about the proposed merger and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Magma with the SEC, may be obtained free of charge at the SEC’s website, at

www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Magma by contacting Investor Relations by mail at Magma Design Automation, Inc., 1650 Technology Drive, San Jose, CA 95110, Attn: Investor Relations Department, or by telephone at 408-565-7500.

Participants in the Solicitation

Synopsys and Magma, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Magma’s stockholders in connection with the proposed merger. Information about Magma’s directors and executive officers is set forth in Magma’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on July 15, 2011, and its Annual Report on Form 10-K for the year ended May 1, 2011, which was filed with the SEC on August 29, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Magma by contacting Investor Relations by mail at Magma Design Automation, Inc., 1650 Technology Drive, San Jose, CA 95110, Attn: Investor Relations Department, or by telephone at 408-565-7500, or by going to Magma’s Investor Relations page on its corporate web site at www.magma-da.com. Information about Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on February 10, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 17, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Synopsys by contacting Investor Relations by mail at Synopsys, Inc., 700 East Middlefield Road, Mountain View, CA 94043, Attn: Investor Relations Department, or by going to Synopsys’ Investor Relations page on its corporate web site at www.synopsys.com. Additional information regarding the interests of Magma’s directors and officers who may be deemed to be participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Magma intends to file with the SEC.

Template of E-Mail Message to Certain Synopsys Customers

Synopsys Customer Email Template—Final

Dear                     ,

I wanted to personally inform you that we have signed a definitive agreement to acquire Magma Design Automation. This acquisition complements our technology portfolio and will help accelerate delivery to customers. The transaction is subject to the approval of Magma shareholders, regulatory bodies and certain other customary closing conditions. We anticipate the closing to occur in the second calendar quarter of 2012. Until then, both companies will continue as independent companies with no operational change from today.

Post-closing, our goal is to not disrupt your projects, whether you are using Synopsys or Magma software. All contracts will remain in place for the duration of the contract, and we will continue to support both companies’ product lines. After close will we begin looking at roadmaps and discussing with you where product lines can be strengthened.

For more details, please refer to today’s press release [title/link] and speak with your Synopsys account manager.

<Add personal comments here>

Best Regards,

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Additional Information and Where to Find It

Magma intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of Magma and will contain important information about the proposed merger and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Magma with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Magma by contacting Investor Relations by mail at Magma Design Automation Inc., 1650 Technology Drive, San Jose, CA 95110, Attn: Investor Relations Department, or by telephone at 408-565-7500.

Participants in the Solicitation

Synopsys and Magma, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Magma’s stockholders in connection with the proposed merger. Information about Magma’s directors and executive officers is set forth in Magma’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on July 15, 2011, and its Annual Report on Form 10-K for the year ended May 1, 2011, which was filed with the SEC on August 29, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Magma by contacting Investor Relations by mail at Magma Design Automation Inc., 1650 Technology Drive, San Jose, CA 95110, Attn: Investor Relations Department, or by telephone at 408-565-7500, or by going to Magma’s Investor Relations page on its corporate web site at www.magma-da.com. Information about Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on February 10, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 17, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Synopsys by contacting Investor Relations by mail at Synopsys, Inc., 700 East Middlefield Road, Mountain View, CA 94043, Attn: Investor Relations Department, or by going to Synopsys’ Investor Relations page on its corporate web site at www.synopsys.com. Additional information regarding the interests of Magma’s directors and officers who may be deemed to be participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Magma intends to file with the SEC.